EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

ANTRIABIO, INC.

and

PR PHARMACEUTICALS, INC.

Dated as of October 5, 2012

TABLE OF CONTENTS

1. PURCHASE AND SALE OF ASSETS	1

1.1. Purchased Assets	1
1.2. Excluded Assets	2

2. ASSUMPTION OF LIABILITIES	3

2.1. Assumed Liabilities	3
2.2. Excluded Liabilities	3

3. PURCHASE CONSIDERATION	3

3.1. Closing Payment	3
3.2. Contingent Consideration	3
3.3. Termination of Buyer’s Obligation under Section 3.2	4
3.4. Certain Definitions Related to the Contingent Consideration	4
3.5. Escrow Amount and Expenses	5
3.6. Contingent Consideration Offset	5
3.7. Allocation of Purchase Price	5

4. CLOSING	5

4.1. Closing Date	5
4.2. Outside Date	6
4.3. Closing Conditions	6
4.4. Conditions to Seller’s Obligations	6
4.5. Conditions to Buyer’s Obligations	7
4.6. Buyer Closing Deliveries	7
4.7. Seller Closing Deliveries	7
4.8. Buyer Development Responsibilities	8

5. BANKRUPTCY COURT APPROVAL AND BIDDING	8

5.1. Binding Effect; Entry of Approval Order.	8
5.2. Filing of Sale Motion	8
5.3. Obligation to Seek Approval Order	8
5.4. Approved Order	9

6. REPRESENTATIONS AND WARRANTIES OF SELLER	9

6.1. Brokers and Finders	9
6.2. Chapter 7 Trustee	9
6.3. Location of Purchased Assets	9

7. REPRESENTATIONS AND WARRANTIES OF BUYER	9

7.1. Organization	9
7.2. Power	9
7.3. Authority	9
7.4. Conflicting Agreements, Governmental Consents	9
7.5. Actions, Suits, Proceedings	10
7.6. Brokers and Finders	10
7.7. Ability to Close	10
7.8. Tax Matters	10
7.9. Third Party Consents	10
7.10. Further Assurances	10

8. CHAPTER 7 TRUSTEE POST-CLOSING TRANSITIONAL MATTERS	11

8.1. Delivery of Tangible Purchased Assets	11
8.2. Intellectual Property	11

9. GENERAL PROVISIONS	11

9.1. Interpretation and Construction	11
9.2. Entire Agreement	12
9.3. Severability	12
9.4. Amendment and Waiver	12
9.5. Assignment	12
9.6. Notices	13
9.7. Expenses	13
9.8. Choice of Law	13
9.9. Facsimile Signature; Counterparts	14
9.10. Parties in Interest	14
9.11. Schedules	14

10. DEFINITIONS	14

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, (this “Agreement”) is dated as of October 5, 2012 (the “Execution Date”), by and between ANTRIABIO, INC. a Delaware corporation, (“Buyer”) and the CHAPTER 7 ESTATE OF PR PHARMACEUTICALS, INC., (“Seller”).

RECITALS

A.
PR Pharmaceuticals, Inc. (“PRP”) filed for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et. seq., (the “Bankruptcy Code”) on November 14, 2008, in the United States Bankruptcy Court, District of Colorado (the “Bankruptcy Court”), Case Number 08-28223-SBB

B.
Seller filed for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §  101 et. seq., (the “Bankruptcy Code”) on November 14, 2008, in the United States Bankruptcy Court, District of Colorado (the “Bankruptcy Court”), Case Number 08-28223-SBB.

C.	The case was converted to a dissolution case under Chapter 7 of the Bankruptcy Code on November 30, 2011.

D.	Buyer wishes to acquire certain assets related to the business of the Seller upon the Bankruptcy Court’s approval of the terms of this Agreement.

E.
Seller and Buyer wish to enter into the Agreement under which Buyer would acquire certain assets from the Seller free and clear of liens, claims, encumbrances and interests pursuant to §363 of the Bankruptcy Code, and related assumption and assignment of executory contracts pursuant to  §365 of the Bankruptcy Code (the “Transaction”).

TERMS AND CONDITIONS

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the Buyer and Seller hereby agree as follows:

1.           PURCHASE AND SALE OF ASSETS.

1.1.           Purchased Assets.

(a)
Upon the terms and subject to the conditions of this Agreement, at Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept all right, title and interest of Seller in, to the following property, rights and assets of Seller existing on the Closing Date related to the Business (together, the “Purchased Assets”):

(i)	All InsuLAR program data and materials, including associated inventory and intermediate materials, laboratory notebooks, electronic data, and associated regulatory filings/correspondence;

(ii)
All other data and materials, including associated inventory and intermediate materials, laboratory notebooks, electronic data, and associated regulatory filings/correspondence relating to any other program utilizing Seller technology;

(iii)	All of Seller’s interest in Seller’s Intellectual Property;

(iv)
All of Seller’s rights under Seller’s License and Development Agreements (“SurModics License and Development Agreements”) with SurModics (as defined below), excluding Seller’s rights to any contingency payments under the asset purchase agreement between Seller and SurModics, dated November 4, 2008 (the “SurModics Asset Purchase Agreement”);

(v)	Assignment of all material third party contracts or licenses necessary for the development of (1) InsuLAR and/or (2) any other sustained release product utilizing Seller’s technology;

(vi)
All of Seller’s manufacturing, laboratory and analytical equipment necessary (1) to make pilot scale batches of InsuLAR and to conduct development of pilot scale formulations of other potential products using the Seller’s technology; and (2) for the development of InsuLAR, as well as the development of other potential products utilizing Seller’s technology; and

(vii)	All of Seller’s documents, records and know-how related to commercial and clinical material manufacturing of InsuLAR.

1.2.           Excluded Assets.  All assets not specifically included in the Purchased Assets shall be excluded from sale to Buyer (the “Excluded Assets”), including:

(a)	All cash and cash accounts receivable of Seller;

(b)	Any other existing contractual rights or entitlements from any third parties in relation to any third party products other than InsuLAR;

(c)	Any contingent payment which may become due from Brookwood Pharmaceuticals, Inc. (now known as Surmodics Pharmaceuticals, Inc. (“Surmodics”)) pursuant to the Surmodics Asset Purchase Agreement;

(d)	All preference and other avoidance claims and actions of Seller, including, without limitation, any such claims and actions arising under §§ 544, 547, 548, 549, and 550 of the Bankruptcy Code.

(e)	All insurance proceeds, claims and any causes of action the Chapter 7 Trustee may have against any third parties.

(f)	Any refunds from tax authorities with regards to tax periods prior to the Execution Date.

(g)	Any causes of action the Chapter 7 Trustee may have against any third parties.

2.           ASSUMPTION OF LIABILITIES.

2.1.           Assumed Liabilities.  Subject to the conditions of this Agreement, on the Closing Date Buyer shall assume  and agree to pay, perform and discharge in accordance with their respective terms only the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)	Storage payments due to Exodus Moving Company in Fort Collins, Colorado 80524 (“Exodus”).

(b)	Any outstanding payments due to McCallum Law Firm (“McCallum”) pursuant to legal services provided by McCallum in connection with Seller’s Intellectual Property.

2.2.           Excluded Liabilities.  Any Liabilities of Seller not otherwise assumed by Buyer pursuant to Section 2.1 (collectively the “Excluded Liabilities”) shall remain the responsibility of Seller.  Seller shall be solely liable for all Liabilities arising from or in connection with ownership of the Purchased Assets prior to the Closing Date, whether or not reflected in the books and records of Seller.

3.           PURCHASE CONSIDERATION.

3.1.           Closing Payment.  On the terms and subject to the conditions of this Agreement, in consideration of the Purchased Assets, Buyer will pay four hundred thousand dollars ($400,000) at Closing, less the Escrow Amount (the “Closing Payment”).

3.2.           Contingent Consideration.  In addition to the Closing Payment, and in further consideration for the Purchased Assets, Buyer will pay to Seller, subject to Section 3.6, any contingent consideration (the “Contingent Consideration” and together with the Closing Payment, the “Purchase Price”) that may become due under this Section 3.2 (up to a maximum aggregate amount of forty four million dollars ($44,000,000)) in the following amounts, upon the occurrence of the following events:

(a)
Two million dollars ($2,000,000) after the initiation of a Phase 2b Clinical Trial, payable within thirty (30) days after successful completion of the first multiple ascending dose safety study in patients in a formal Phase 2b Clinical Trial;

(b)	Two million dollars ($2,000,000) to be paid within thirty (30) days after the exclusive license by Buyer of InsuLAR in the United States to a commercial pharmaceutical company.

(c)
Five million dollars ($5,000,000) after the initiation of Phase 3 clinical studies for InsuLAR by the Buyer or a licensee of the Buyer, payable 30 days after the first dosing of a patient in a formal Phase 3 clinical study.

(d)
Ten million dollars ($10,000,000) upon the approval by the FDA or EMEA to allow the marketing and sales of InsuLAR by Buyer or a licensee of the Buyer, payable 30 days after the receipt of the approval letter or notice from the FDA or EMEA.

(e)
Twenty five million dollars ($25,000,000) if the twelve (12) month cumulative worldwide Sales of InsuLAR by the Buyer or a licensee of the Buyer reach five hundred million dollars ($500,000,000) in any consecutive twelve month period, so long as such period occurs during the life of the patents included in the Purchased Assets, payable ninety (90) days after the exclusion of such period.

3.3.           Termination of Buyer’s Obligation under Section 3.2.  Buyer’s obligation under Section 3.2 shall terminate five (5) years from the Closing Date.

3.4.           Certain Definitions Related to the Contingent Consideration.  As used in this Agreement, the following terms have the following meanings:

(a)
“Phase 2b Clinical Trial” means a human clinical trial related to InsuLAR sponsored by Buyer, or one of its licensees, in any country that would satisfy the requirements of 21 CFR 312.21(c) for a phase 2 clinical study.

(b)
“Phase 3 Clinical Trial” means a human clinical trial related to InsuLAR sponsored by Buyer, or one of its licensees, in any country that would satisfy the requirements of 21 CFR 312.21(c), or an equivalent phase or clinical trial.

(c)	“FDA or EMEA Approval “ means that the product is approved for sale either by the Food and Drug Administration (FDA) in the United States of America or the European Medicines Agency (EMEA) in Europe.

(d)
“Sales”  shall mean the gross sales price of the products invoiced by Buyer, its sublicensee or their respective Affiliates to customers who are not Affiliates (or who are Affiliates but are the end users of the products) less, to the extent reasonable and customary in the pharmaceutical industry and actually paid or accrued by Buyer, its sublicensee or their respective Affiliates (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned products; (b) freight and insurance costs incurred by Buyer, its sublicensee or their respective Affiliates (as applicable) in transporting the products in final form to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for the products given to such customers under price reduction programs that are consistent with price reductions given for similar products by

Buyer, its sublicensee or their respective Affiliates (as applicable); (d) sales, use, value-added and other direct taxes incurred on the sale of the Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing the products in final form to such customers.

3.5.           Escrow Amount and Expenses. Buyer will deposit an earnest deposit amount of $100,000 (the “Escrow Amount”) by the Execution Date.  The Escrow Amount will held in an interest bearing bank account at a financial institution of the Buyer’s choice (the “Escrow Account”).  On the Closing Date in Section set forth 4.1, the Escrow Amount will be applied against the Closing Payment in Section set forth 3.1. On the earlier of (1)  rejection of the Sale Motion by the Bankruptcy Court or (2) acceptance by the Bankruptcy Court of a higher and better offer to a party other than and unrelated to Buyer (the “Termination Date”), the Escrow Amount shall be fully refunded with any accrued interest paid by the Escrow Account.  If the Bankruptcy Court approves a higher and better bid of a party other than and unrelated to Buyer (a “Superior Bid”), in addition to the return of the Escrow Amount, Seller will, upon the closing of the transaction in connection with the Superior Bid, reimburse to Buyer all payments Buyer has made to Exodus and McCallum, as made since the date of conversion of Seller’s bankruptcy case from a case under Chapter 11 of the Bankruptcy Code to a case under Chapter 7 of the Bankruptcy Code.

3.6.           Contingent Consideration Offset.  Buyer may withhold and offset from any payment that otherwise would be due from Buyer to Seller under Section 3.2, any amount due from Seller to Buyer under the indemnification provisions of Section 9.1.

3.7.           Allocation of Purchase Price.  For purposes of this Agreement, the pro forma purchase price of the Purchased Assets (the “Pro Forma Purchase Price”) shall be equal to (a) the payments to be made by Buyer pursuant to Sections 3.1 and 3.2 plus (b) the book value of the Assumed Liabilities.  The Pro Forma Purchase Price (and other capitalizable costs of the transactions contemplated by this all be allocated to the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).  On or prior to the Closing Date, Buyer will deliver to Seller an allocation of the Purchase Price (the “Final Purchase Price Allocation”) to the Purchased Assets for tax and financial accounting purposes.  Neither Seller nor Buyer will take a position inconsistent with the Final Purchase Price Allocation for all federal, state, local and foreign tax purposes for any tax years or periods, including the determination of taxable gain or loss on the sale of the Purchased Assets.  Such allocation will be revised by Buyer in the same manner if any payments are made under Section 3.2.

4.           CLOSING.

4.1.           Closing Date.  The “Closing” shall be on the later of (1) the first business day following fourteen (14) days after the date of entry of the Approval Order and (2) the date on which all closing conditions set forth in Sections 4.3, 4.4 and 4.5 below have been met (the “Closing Date”).  The Buyer and Seller agree to make good faith efforts to close as soon as possible once the Approved Order has been approved and entered.

4.2.           Outside Date.  In no event shall the Closing Date be later than thirty (30) days after entry of the Approved Order (the “Outside Date”).  In the event the conditions to Closing have not been satisfied or waived by the Outside Date, then any party who is not in default hereunder may terminate this Agreement.  Alternatively, the parties may mutually agree to an extended Closing Date.  Until this Agreement is either terminated or the parties have agreed upon an extended Closing Date and/or Outside Date, the parties shall diligently continue to work to satisfy all conditions to Closing and the transaction contemplated herein shall close as soon as such conditions are satisfied or waived.

4.3.           Closing Conditions.  Seller’s and Buyer’s obligations to make the deliveries required of each party at the Closing Date shall be subject to the satisfaction or waiver by the parties of each of the following conditions.

(a)
Entry of the Approval Order, which order shall not have been stayed as of the Closing Date, whereby the Bankruptcy Court orders that (i) all Purchased Assets shall be sold free and clear of all claims, interests, liens or other encumbrances to Buyer pursuant to §363(b) and (f) of the Bankruptcy Code, and (ii) the Seller shall assign to Buyer the Assumed Contracts pursuant to §365 of the Bankruptcy Code.

(b)
Consent of SurModics to assign to Buyer all of Seller’s rights and obligations under the InsuLAR license and development agreements, as well as all of Seller’s rights to develop additional products utilizing the ProPhas or CoPhase technology.

4.4.           Conditions to Seller’s Obligations.  Seller’s obligation to make the deliveries required of Seller at the Closing Date shall be subject to the satisfaction or waiver by Seller of each of the following conditions.

(a)	All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects.

(b)
Buyer shall have delivered, or shall be prepared to deliver at the Closing, all cash and other documents required of Buyer to be delivered at the Closing, including without limitation the Closing Payment in good funds.  Buyer shall have delivered to Seller appropriate evidence of all necessary partnership or similar action by Buyer in connection with the transactions contemplated hereby, including, without limitation:  (a) certified copies of resolutions duly adopted by Buyer’s partners, mangers or board of directors, as the case may be, approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (b) a certificate as to the incumbency of partners, officers or members, as the case may be, of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

(c)
The Bankruptcy Court shall have entered the Approved Order, as set forth in this Agreement and such Approved Order shall be consistent with the Agreement and shall not have been stayed as of the Closing Date.

4.5.           Conditions to Buyer’s Obligations.  Buyer’s obligation to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:

(a)	All of the representations and warranties of Seller contained herein shall continue to be true and correct at the Closing in all material respects.

(b)	Seller shall have performed and complied with all of its covenants under this Agreement in all material respects through Closing;

(c)	Seller shall have delivered, or shall be prepared to deliver at the Closing, all documents required of Seller to be delivered at the Closing.

(d)	All other consent required for Seller to consummate the Transaction on substantially the terms set forth herein shall have been obtained

(e)
The Bankruptcy Court shall have entered the Approved Order, as set forth in this Agreement, shall be in form and substance acceptable to Buyer, and such Approved Order shall not have been stayed as of the Closing Date.

4.6.           Buyer Closing Deliveries.  At the Closing, Buyer shall:

(a)	Deliver or cause to be delivered to Seller the Closing Payment pursuant to Section 3.1;

(b)
Deliver to Seller copies of all necessary corporate resolutions authorizing the execution, delivery and performance by Buyer of this Agreement, the other Transaction Documents (as hereinafter defined) and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Buyer, accompanied by such other certifications by such Secretary or Assistant Secretary as are requested by Seller, in a form acceptable to Seller.

4.7.           Seller Closing Deliveries.  At the Closing, Seller shall:

(a)
Deliver to Buyer the bill of sale (the “Bill of Sale”), executed by Seller and such other documents of transfer as Buyer may reasonably request to evidence the transfer to Buyer the interest of Seller in the Purchased Assets;

(b)
Deliver to Buyer a valid assignment letter, in form and substance reasonably satisfactory to Buyer, executed by Seller, which assigns all rights to the Intellectual Property as part of the Purchased Assets;

(c)
Deliver to Buyer copies of all necessary corporate resolutions, including  any required resolutions of the stockholders of Seller, authorizing the execution, delivery and performance by Seller of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Seller, accompanied by such other certifications by such Secretary or Assistant Secretary as are requested by Buyer, in a form acceptable to Buyer.

4.8.           Buyer Development Responsibilities.  Upon Closing, Buyer will be solely responsible for developing InsuLAR at Buyer’s expense, but shall have no obligation to do so.

5.           BANKRUPTCY COURT APPROVAL AND BIDDING.

5.1.           Binding Effect; Entry of Approval Order.  This Agreement is subject to, and will become effective only upon the entry by the Bankruptcy Court of one or more final and binding orders of the Bankruptcy Court (collectively, the “Approval Order”) (a) approving this Agreement and the sale of the Purchased Assets to Buyer pursuant to this Agreement, free and clear of liens, claims, encumbrances, and interests pursuant to Sections 363(b) and (f) of the Bankruptcy Code, and (b) approving the assignment to Buyer of certain Assumed Contracts pursuant to Section 365 of the Bankruptcy Code.

5.2.           Filing of Sale Motion.   Seller agrees to file a motion (the “Sale Motion”) as promptly as practicable on or about the Execution Date, and to seek Bankruptcy Court approval of this Agreement, including Expense Reimbursement (as defined below), and the Transaction contemplated hereby, subject to higher and better offers.  The resulting order shall be the Approved Order.  Seller shall confer with Buyer regarding any written objections filed with the Bankruptcy Court with respect to the Sale Motion.  Seller and Buyer acknowledge and agree that this Agreement and the Transaction contemplated hereby are subject to Seller’s right to accept a Superior Bid at the auction and contingent upon the approval and authorization of the Bankruptcy Court.

5.3.           Obligation to Seek Approval Order.  Following the filing of the Sale Motion and to the extent Buyer is declared the successful bidder, Seller shall use reasonable efforts to obtain entry of the Approval Order and to perform such other acts as may be necessary to permit Seller to consummate the Transaction contemplated by this Agreement.  Any changes to the form of the Approval Order must be approved by Buyer and Seller.  Notwithstanding any modification, the Approval Order shall contain findings of fact and conclusions of law establishing, among other things, that: (a) Seller is authorized to transfer to Buyer all interests of Seller in the Purchased Assets free and clear of liens, claims, encumbrances, and interests of any nature whatsoever, to the fullest extent allowable under the Bankruptcy Code; (b) Seller is authorized to assign the Assumed Contracts to Buyer; and (c) Buyer is a good-faith purchaser entitled to the protections of § 363(m) of the Bankruptcy Code.  In the event an Appeal is filed, Seller and Buyer shall each use commercially reasonable efforts to defend such Appeal or, by mutual written agreement, shall close the Transaction contemplated hereby unless such closing is subject to a stay.  Seller shall keep Buyer reasonably informed of the status of its efforts to obtain the entry of the Approval Order.  Seller shall give Buyer reasonable advance written notice of any hearings regarding motions respecting the Approval Order, and Buyer shall have the right to appear and be heard at any such hearings.

5.4.           Approved Order.  Buyer and Seller acknowledge that they are bound by the terms of the Approved Order as applicable to this Agreement and the Transaction contemplated hereby.  Any changes to the form of Approved Order affecting the economic terms of the Transaction contemplated by this Agreement, or the closing conditions thereto, must be approved jointly by Buyer and Seller or by order of the Bankruptcy Court.

6.           REPRESENTATIONS AND WARRANTIES OF SELLER.  Subject to the disclosures set forth in the Schedules of the Seller, as of the date hereof (except in case when the representation speaks to another date), Seller hereby represents and warrants to Buyer that:

6.1.           Brokers and Finders.  Seller has not retained or engaged any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

6.2.           Chapter 7 Trustee.  Seller is the Chapter 7 estate of PR Pharmaceuticals, Inc. Kimberley Tyson is the duly appointed Chapter 7 Trustee for the estate.

6.3.           Location of Purchased Assets.  The Chapter 7 Trustee has not relocated any of the Purchased Assets since the conversion of the case.

7.           REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer hereby represents and  warrants to Seller as follows:

7.1.           Organization.  Buyer is a limited liability company duly organized and validly existing, is in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and carry on its business as now being conducted.

7.2.           Power.  Buyer has the power to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.

7.3.           Authority.  All actions on the part of the Buyer necessary for the authorization, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been taken.  The Transaction Documents are, or when delivered will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

7.4.           Conflicting Agreements, Governmental Consents.  The execution and delivery by Buyer of the Transaction Documents, the consummation of the transactions contemplated thereby, and the performance or observance by Seller of any of the terms or conditions thereof will not (i) conflict with, or result in a material breach or violation of the terms or conditions of, or constitute a material default under the Articles of Incorporation or Bylaws of Buyer, any award of any arbitrator, or any indenture, material contract or material agreement (including any agreement with security holders), material instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject, or (ii) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

7.5.           Actions, Suits, Proceedings.  There are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its property in any court or before any federal, state, municipal or other governmental agency, nor is Buyer in default with respect to any order of any court or governmental agency entered against it that would reasonably be expected to prevent, delay or impair the Buyer’s ability to consummate the transactions contemplated by the Transaction Documents.

7.6.           Brokers and Finders.  Buyer has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement that will require the payment of a fee by Seller.

7.7.           Ability to Close.  The Buyer at the time of execution of this Agreement has sufficient cash in its bank account to pay the Escrow Amount and the Closing Payment and will at all times through closing maintain such monies for the Closing Payment in its bank account.

7.8.           Tax Matters.

(a)
Transaction Taxes.  PRP’s Chapter 7 bankruptcy estate shall be responsible for any and all Taxes incurred, or that may be payable to any taxing authority, in connection with, the transactions (including the sale, transfer, and delivery of the Purchased Assets) contemplated by this Agreement.

(b)
Parties’ Responsibility.  PRP’s Chapter 7 bankruptcy estate is and shall remain solely responsible for all Taxes arising from or relating to the Purchased Assets and related businesses for periods ending on or prior to the Closing Date (the “Pre-Closing Period”).  Buyer shall be solely responsible for all Taxes arising from or relating to the Purchased Assets and related businesses for periods beginning after the Closing Date (the “Post-Closing Period”).  Notwithstanding the foregoing Buyer shall be liable for any and all Tax liabilities related to the Assumed Liabilities.  Seller and Buyer shall cooperate concerning all Tax matters relating to this division of responsibility, including the filing of Tax returns and other governmental filings associated therewith.

7.9.           Third Party Consents.  Seller’s sole obligation shall be to seek Bankruptcy Court approval authorized the sale of the Purchased Assets pursuant to Bankruptcy Code § 363 free and clear of liens, claims and encumbrances and the related assumption and assignment of executory contracts pursuant to § 365 of the Bankruptcy Code.  It shall be the sole obligation of Buyer to obtain any additionally required consents of third-parties.

7.10.           Further Assurances.  From time to time after Closing, without further consideration, Seller will execute and deliver such other instruments of transfer and take such other actions a Buyer may reasonably require to transfer the Purchased Assets to, and vest title of the Purchased Assets in, Buyer, and to put Buyer in possession of the Purchased Assets.  Without limiting the foregoing, Seller shall execute and deliver such instruments and take such other actions, at Buyer’s expense, as Buyer may reasonably request in connection with Buyer’s efforts to obtain patent, copyright, trademark or other statutory protection for any part of the Intellectual Property.  In the event that it shall be necessary for Seller to qualify to do business as a foreign corporation in any state after the Closing in order for Buyer to enforce any material claim, Seller shall so qualify promptly upon written request of Buyer at Buyer’s expense.

8.           CHAPTER 7 TRUSTEE POST-CLOSING TRANSITIONAL MATTERS.

8.1.           Delivery of Tangible Purchased Assets.  Buyer shall take possession of the Purchased Assets AS-IS, WHERE-IS.

8.2.           Intellectual Property.  Seller will use reasonable efforts to assist Buyer, at Buyer’s expense, in promptly recording in all relevant governmental offices the assignment to Buyer of all issuances, registrations, and applications for Patents, Trademarks, and Copyrights being conveyed to Buyer pursuant to this Agreement.  Seller agrees not to adopt, use, register, or apply to register a Trademark, service mark, trade dress, trade name, corporate name, domain name or any other indication of origin or sponsorship that is confusingly similar to the assigned marks.

9.           GENERAL PROVISIONS.

9.1.           Interpretation and Construction.  In this Agreement:

(a)	The table of contents and headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;

(b)	Words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear.

(c)	Terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(d)
Unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)	“Include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;

(f)	“Or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;

(g)	Unless expressly stated herein to the contrary, reference to a Section, Schedule or Exhibit is to a section, schedule or exhibit, respectively, of this Agreement;

(h)	All dollar amounts are expressed in United States dollars and will be paid in cash in United States currency;

(i)
Each party was represented by legal counsel in connection with this Agreement and each party and each party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be employed in the interpretation hereof; and

(j)
Each representation, warranty, covenant and agreement herein will have independent significance, and if any party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that such party is in breach of such first representation, warranty, covenant or agreement.

9.2.           Entire Agreement.  This Agreement, including the exhibits and schedules attached to this Agreement and the other Transaction Documents, constitute the entire agreement and understanding among Seller and Buyer with respect to the sale and purchase of the Purchased Assets and the other transactions contemplated by this Agreement.  All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement and the other Transaction Documents.

9.3.           Severability.  The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied.  The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

9.4.           Amendment and Waiver.  Any provision of this Agreement may be amended or waived only by a writing signed by the party against which enforcement of the amendment or waiver is sought.

9.5.           Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign this Agreement to any of its Affiliates, whether currently in existence or created subsequent to the date hereof.  No assignment by Buyer will relieve Buyer of responsibility for performance of its obligations hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and permitted assigns shall acquire or have any rights under or by virtue of this Agreement.  Notwithstanding the foregoing, the Chapter 7 Trustee may assign the rights to the Contingent Consideration to third parties.

9.6.           Notices. All notices given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by United States registered mail, postage prepaid, addressed as follows (or to another address or person as a party may specify on notice to the other):

(i)	If to Seller:

Chapter 7 Trustee for Estate of
PR Pharmaceuticals, Inc.
c/o Kimberley H. Tyson
Bankruptcy Chapter 7 Trustee
1675 Broadway, Suite 2600
Denver, CO  80202
Telephone:  (303) 623-2700

With a simultaneous copy to:

Kutner Miller Brinen, P.C.
303 E. 17th Ave., Suite 500
Denver, CO 80203
Attention:  Aaron A. Garber
Telephone:  (303) 832-3047

(ii)	If to Buyer:

AntriaBio, Inc.
890 Santa Cruz Avenue
Menlo Park, CA 94025
Attn:  Nevan Flam
Telephone:  (408) 835-3886

With a simultaneous copy to:

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
Attn:  Michael Weiner
Telephone: (303) 629-3400

9.7.           Expenses.  Each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including its attorneys’ fees and accountants’ fees.

9.8.           Choice of Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to the conflict of laws provisions thereof, as though all acts and omissions related to this Agreement occurred in the State of Colorado.  The Parties to this Agreement irrevocably consent to the Exclusive jurisdiction of the U.S.

Bankruptcy Court for the District of Colorado in connection with any proceedings which may be brought by either Party arising from or relating to, or seeking to enforce, the provisions of this Agreement.

9.9.           Facsimile Signature; Counterparts.  This Agreement may be executed by facsimile signature and in counterparts, each of which shall be considered an original.

9.10.           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

9.11.           Schedules.  Information disclosed in any numbered or lettered part of the schedules to this Agreement shall be deemed to relate to and to qualify (a) the particular representation or warranty or provision set forth in the corresponding numbered or lettered section in this Agreement, (b) any representation or warranty or provision cross-referenced to such representation, warranty or provision and (c) other representations and warranties or provisions to the extent that the applicability of the disclosure or qualification is readily apparent from the nature of the disclosure.  Where any representation or warranty is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in the schedules to this Agreement does not constitute a determination by Seller that such matter is material.  Nothing in the schedules to this Agreement constitutes an admission of any liability or obligation of Seller to any third party, nor an admission against Seller’s interests.  Nothing in the schedules to this Agreement gives any third party a claim against Seller and no third party may rely upon any matter in a schedule to this Agreement to make any claim against Seller.  Any statements included in the schedules to this Agreement are made as of the date hereof.

10.           DEFINITIONS.

“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.  For purposes of such definition, the terms “controlling,” “controlled by” or “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble of this Agreement.

“Assumed Liabilities” is defined in Section 2.1.

“Bankruptcy Code” is defined in the preamble of this Agreement.

“Bankruptcy Court” is defined in the preamble of this Agreement.

“Bill of Sale” is defined in Section 4.7(a).

“Buyer” is defined in the preamble of this Agreement.

“Chapter 7 Trustee” is defined in the preamble of this Agreement.

“Closing” is defined in Section 4.1.

“Closing Date” is defined in Section 4.1.

“Closing Payment” is defined in Section 3.1.

“Contingent Consideration” is defined in Section 3.2.

“Copyrights” means all computer code or programs, whether in the source code or object code version (together with and including any algorithm, flowchart, schematic, diagram, header file, library, object, specification, annotation, or other documentation related thereto, and together with and including any prebuilt solutions and scripts), artwork, illustrations, graphics, icons, audio works, video clips, audio-visual works, photographs, descriptive or other text, data, databases, research, reports, analyses, forecasts, and business plans, all other works of authorship and any other works recognized as copyrightable subject matter under the laws of any country or political subdivision thereof or any bilateral or international convention or treaty, together with all worldwide copyrights therein (and all applications, rights to make applications, registrations, recordations, renewals, extensions, reversions or restorations thereof and therefor).

“Encumbrance” means any mortgage, charge, royalty, license fee, lien, security interest, easement, right of way, pledge, encumbrance or cloud on title of any nature whatsoever.

“Escrow Account” is defined in Section 3.5.

“Escrow Amount” is defined in Section 3.5.

“Excluded Assets” is defined in Section 1.3.

“Excluded Liabilities” is defined in Section 2.2.

“Execution Date” is defined in the preamble of this Agreement.

“Exodus” is defined in Section 2.1(a).

“Final Purchase Price Allocation” is defined in Section 3.6.

“Intellectual Property” means all Copyrights, Patent rights, Trademarks, service marks and trade dress rights, Trade Secret rights, know-how, license rights, contract rights, distribution rights, moral rights (and waivers thereof), mask works, rights of publicity, rights in the nature of unfair competition rights, rights to sue for passing off, and all other intellectual property rights therein that are, or may in the future be, recognized under the laws of any country, or any political subdivision thereof, or under any bilateral or international convention or treaty.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Losses” means any and all losses, injuries, damages, deficiencies, claims, Liabilities (other than Assumed Liabilities), costs (including reasonable legal and other costs), penalties, interest, expenses and obligations (other than Assumed Liabilities); provided, however, that Losses shall not include punitive, exemplary, remote or speculative damages, except to the extent paid by an Indemnitee to a third party.

“McCallum” is defined in Section 2.1(b).

“Outside Date” is defined in Section 4.2.

“Patents” means all inventions, improvements, innovations, ideas, concepts, designs, processes, methods and techniques and know-how (whether patentable, patented, reduced to practice or not), and all other subject matter recognized as patentable under the laws of any country, or any political subdivision thereof, or under any bilateral or international treaty or convention, together with all patent rights granted therein (or applications therefor) and all reissues, reexaminations and extensions thereof, and all divisionals, substitutions, renewals, continuations and continuations-in-part, thereof.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any government authority.

“Phase 2b Clinical Trial” is defined in Section 3.4(a).

“Phase 3 Clinical Trial” is defined in Section 3.4(b).

“Post-Closing Period” is defined in Section 7.8(b).

“Pre-Closing Period” is defined in Section 7.8(b).

“Pro Forma Purchase Price” is defined in Section 3.6.

“Purchase Price” is defined in Section 3.2.

“Purchased Assets” is defined in Section 1.1(a).

“Seller” is defined in the preamble of this Agreement.

“SurModics” is defined in Section 1.1(a)(iv).

“SurModics Asset Purchase Agreement” is defined in Section 1.1(a)(iv).

“SurModics License and Development Agreements” is defined in Section 1.1(a)(iv).

“Tax” means all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, services, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, customs duties or other taxes of any kind whatsoever (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

“Trade Secrets” means all confidential information or other items recognized as “trade secrets” under the laws of any country, or any political subdivision thereof, or under any international convention or treaty.

“Trademarks” means all trademarks, trade names, service marks, slogans, logos, trade dress, internet domain names, other electronic communications identifications and other sources of business identification recognized in any country, or any political subdivision thereof or under any bilateral or international treaty or convention (whether registered or unregistered), together with all related contract rights and all registrations, recordings and renewals thereof (and all applications in connection therewith) and together with the goodwill associated therewith.

“United States” means the Unites States of America.

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The parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.

PR PHARMACEUTICALS, INC.

By: /s/ Kimberley H. Tyson
Kimberley H. Tyson, Chapter 7 Trustee

ANTRIABIO, INC.

By: /s/ Nevan Elam
Nevan Elam President and Chief Executive Officer